Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Third Quarter 2023 Financial Results

•	Third quarter total revenues of $12.4 million, an increase of 17% compared to third quarter 2022

•	Third quarter net income of $1.1 million and diluted income per share of $0.02

•	Third quarter Adjusted EBITDA of $2.3 million, an increase of 22% compared to third quarter 2022, and diluted Adjusted EBITDA per share of $0.04, unchanged from third quarter 2022[1]

•	Added 19 net new plasma donation centers during the third quarter, exiting the quarter with 462 centers, leading to a 13% increase in plasma revenue over the same period last year

•	Launched three new patient affordability programs during the third quarter, exiting the quarter with 34 active programs, leading to a 142% increase in pharma patient affordability revenue over the same period last year

•	Third quarter average revenue per plasma center per month of $8,102 up 7.8% compared to third quarter 2022

•	Exited quarter with $9.9 million of unrestricted cash and zero debt while repurchasing 75,000 shares of common stock for $150 thousand, bringing year-to-date share repurchases to 394,558 for $1.1 million

[1]Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

HENDERSON, Nev. – November 7, 2023 – (ACCESSWIRE) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the third quarter 2023.

“In the third quarter, we delivered strong top and bottom-line growth, with a 17% increase in revenue year-over-year and a 29% improvement in net income. Growth is evident across all business segments, and we maintain a strong pipeline in every area," commented CEO Mark Newcomer. "Our plasma business expanded due to higher donor rates at our existing centers and the addition of new centers. The patient affordability segment continues to see substantial revenue growth, as our target audience increasingly views our products as game-changing alternatives to existing options. At Paysign, we are committed to driving sustainable growth and maximizing shareholder value by introducing groundbreaking fintech solutions to the healthcare sector and beyond.”

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Quarterly Results

The following additional details are provided to aid in understanding Paysign’s third quarter 2023 results versus the year-ago period:

•	Total revenues increased 17%, or $1.8 million. The increase was attributable to the following factors:

o	Plasma revenue increased $1.2 million, or 13%, primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards with average monthly revenue per center up 7.8% to $8,102. This is the first quarter since COVID-19 began in 2020 where the average monthly revenue per center surpassed $8,000.
o	Pharma revenue increased $333 thousand, or 48%, primarily due to the growth and launch of new pharma patient affordability programs. This is the first quarter in which our pharma patient affordability business surpassed $1.0 million in quarterly revenue. As of today’s release, we now have 39 active patient affordability programs.
o	Other revenue increased by $239 thousand, or 326%, primarily due to the growth in our payroll business and the launch of new prepaid disbursement programs.

•	Cost of revenues increased 25%, or $1.2 million. Cost of revenues is comprised of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup and sales and commission expense. The year-over-year increase in cost of revenues was primarily due to an increase in cardholder usage activity and associated network expenses such as interchange and ATM costs, an increase in plastics and collateral related to an increase in the number of unique card loads, an increase in network expenses and sales commissions related to the growth in our pharma patient affordability business, an increase in customer service expenses associated with wage inflation pressures and the overall growth in our business.
•	Gross profit increased by $583 thousand, or 10%, primarily due to increased plasma and pharma patient affordability revenue, offset by a decline in pharma prepaid revenue. Our gross profit margin decreased to 51.1% versus 54.3% for the same period in the prior year primarily due to the decline in our pharma prepaid business and increased cost of revenues mentioned above.
•	Selling, general and administrative expenses increased by $309 thousand, or 7%, and consisted primarily of increases in (i) compensation and benefits of approximately $385 thousand due to continued hiring to support the company’s growth, a tight labor market and increased employee benefit costs, (ii) non-IT outside professional services of approximately $54 thousand, (iii) stock-based compensation of approximately $144 thousand, (iv) technologies and telecom of approximately $79 thousand, (v) and travel and entertainment of approximately $42 thousand. This was offset by a $391 thousand increase in the amount of capitalized software development costs mostly pertaining to salary and benefit expense and a decrease in all other operating expenses of approximately $4 thousand. We exited the quarter with 112 employees versus 95 employees at the end of the same period last year.
•	Depreciation and amortization increased by $306 thousand, or 41%, due to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform.
•	Other income increased by $350 thousand primarily related to an increase in interest income resulting from higher average cash balances and rising interest rates.
•	We recorded an income tax provision of $105 thousand due to the full valuation on our deferred tax asset in both the current and prior period and the tax benefit related to our stock-based compensation. Our net operating loss carryforwards help to offset our federal and state tax liabilities but the amounts are limited by 80% limitation rule.
•	Net income of $1.1 million, or $0.02 per diluted share, improved by $248 thousand compared to net income of $852 thousand, or $0.02 per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $274 thousand, or 20%, to $1.6 million due to the factors mentioned above, and was up $1.3 million sequentially from the second quarter of this year.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $417 thousand, or 22%, to $2.3 million, or $0.04 per diluted share, due to the factors mentioned above, and was up $1.2 million sequentially from the second quarter of this year.

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Third Quarter 2023 Milestones

•	Exited the quarter with approximately 6.2 million cardholders and 605 card programs.
•	Year-over-year revenue increased 17%.
•	Added 19 new plasma donation centers, ending the quarter with 462 centers, and increased average revenue per plasma center per month to $8,102.
•	Launched three new pharma patient affordability programs, ending the quarter with 34 active programs, and surpassed $1 million in quarterly revenue.
•	Repurchased 75,000 shares at a cost of $150,217.

Balance Sheet at September 30, 2023

Unrestricted cash increased $228 thousand to $9.9 million from December 31, 2022, due primarily to our increase in net income of $836 thousand, noncash items of $5.3 million and increases in working capital accounts of $0.5 million. This was primarily offset by fixed assets and capitalized software development of $5.0 million and the repurchase of 394,558 shares of our common stock for $1.1 million. Restricted cash of $78.0 million is funds used for customer card funding with a corresponding offset under current liabilities. This balance decreased $2.2 million from December 31, 2022 primarily due to declines in plasma deposits where customers managed their quarter-ending cash balances and the termination of our pharma prepaid programs where we returned program funds of over $8.0 million. This was offset by increases in funds on cards and new pharma patient affordability programs which brought in $13.7 million in new account balances.

2023 Update

“We delivered another solid quarter of revenue and Adjusted EBITDA growth despite continued inflationary pressures across our business. We continue to work on ways to address those inflationary pressures while managing the business to deliver on the financial guidance we provided in March, principally revenue to be in the range of $44.0 million to $46.0 million and Adjusted EBITDA to be in the range of $6.0 million to $7.5 million. Furthermore, we expect operating improvements in the fourth quarter with year-over-year revenue growth slightly better than this quarter’s revenue growth of 17% and operating expenses equivalent to our second quarter 2023 operating expenses of $6.3 million which reflect seasonal costs relative to the third quarter," said Paysign CFO Jeff Baker.

Third Quarter 2023 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time today to discuss its third quarter 2023 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until February 7, 2024, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13742205. The conference call may include forward-looking statements.

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Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and the company intends that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our belief that growth is evident across all business segments; our belief that we maintain a strong pipeline in every area; our belief that our plasma business expanded due to higher donor rates at our existing centers and the addition of new centers; our belief that the patient affordability segment continues to see substantial growth, as our target audience increasingly views our products as game-changing alternatives to existing options; our belief that introducing groundbreaking fintech solutions to the healthcare sector and beyond aids our commitment to driving sustainable growth and maximizing shareholder value; our belief that we will be able to deliver on the financial guidance we provided in March; our expectation of operating improvements in the fourth quarter with year-over-year revenue growth at least in line with this quarter’s revenue growth and operating expenses equivalent to our second quarter 2023 operating expenses which reflect seasonal costs. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2022. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company's commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
Plasma industry	$11,061,712	$9,829,811	$30,436,240	$25,030,376
Pharma industry	1,026,270	693,353	2,345,068	2,273,232
Other	312,343	73,264	803,358	112,235
Total revenues	12,400,325	10,596,428	33,584,666	27,415,843

Cost of revenues	6,068,207	4,847,780	16,589,139	11,971,135

Gross profit	6,332,118	5,748,648	16,995,527	15,444,708

Operating expenses
Selling, general and administrative	4,696,509	4,386,757	14,946,584	13,283,645
Depreciation and amortization	1,045,177	738,883	2,848,194	2,131,234
Total operating expenses	5,741,686	5,125,640	17,794,778	15,414,879

Income (loss) from operations	590,432	623,008	(799,251)	29,829

Other income
Interest income, net	615,324	265,284	1,800,388	349,847

Income before income tax provision	1,205,756	888,292	1,001,137	379,676
Income tax provision	105,152	36,183	164,819	64,996

Net income	$1,100,604	$852,109	$836,318	$314,680

Net income per share
Basic	$0.02	$0.02	$0.02	$0.01
Diluted	$0.02	$0.02	$0.02	$0.01

Weighted average common shares
Basic	52,548,101	52,142,225	52,404,049	51,968,496
Diluted	53,484,674	53,365,025	54,286,492	52,676,707

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
	(Unaudited)	(Audited)

ASSETS

Current assets
Cash	$9,936,627	$9,708,238
Restricted cash	78,022,518	80,189,113
Accounts receivable	7,278,098	4,680,991
Other receivables	1,372,655	1,439,251
Prepaid expenses and other current assets	2,245,751	1,699,808
Total current assets	98,855,649	97,717,401

Fixed assets, net	1,149,497	1,255,292
Intangible assets, net	7,884,171	5,656,722
Operating lease right-of-use asset	3,317,016	3,614,838

Total assets	$111,206,333	$108,244,253

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$11,609,898	$8,088,660
Operating lease liability, current portion	378,001	361,408
Customer card funding	78,022,518	80,189,113
Total current liabilities	90,010,417	88,639,181

Operating lease liability, long term portion	3,026,167	3,311,777

Total liabilities	93,036,584	91,950,958

Stockholders' equity
Common stock, $0.001 par value, 150,000,000 shares authorized, 53,382,382 and 52,650,382 issued at September 30, 2023 and December 31, 2022, respectively	53,382	52,650
Additional paid-in-capital	21,304,569	19,137,281
Treasury stock, at cost, 698,008 and 303,450 shares, respectively	(1,277,884)	(150,000)
Accumulated deficit	(1,910,318)	(2,746,636)
Total stockholders' equity	18,169,749	16,293,295

Total liabilities and stockholders' equity	$111,206,333	$108,244,253

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income (loss) the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$1,100,604	$852,109	$836,318	$314,680
Income tax provision	105,152	36,183	164,819	64,996
Interest income, net	(615,324)	(265,284)	(1,800,388)	(349,847)
Depreciation and amortization	1,045,177	738,883	2,848,194	2,131,234
EBITDA	1,635,609	1,361,891	2,048,943	2,161,063
Stock-based compensation	709,750	566,205	2,158,420	1,623,994
Adjusted EBITDA	$2,345,359	$1,928,096	$4,207,363	$3,785,057

Adjusted EBITDA per share
Basic	$0.04	$0.04	$0.08	$0.07
Diluted	$0.04	$0.04	$0.08	$0.07

Weighted average common shares
Basic	52,548,101	52,142,225	52,404,049	51,968,496
Diluted	53,484,674	53,365,025	54,286,492	52,676,707

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